Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	M. Keith Waddell
Vice Chairman, President and
Chief Financial Officer
(650) 234-6000

ROBERT HALF INTERNATIONAL REPORTS SECOND-QUARTER FINANCIAL RESULTS

Net Income Per Share Triples on 22 Percent Increase in Revenues From Year-Ago Period

MENLO PARK, California, July 20, 2011 — Robert Half International Inc. (NYSE symbol: RHI) today reported revenues and earnings for the second quarter ended June 30, 2011.

For the quarter ended June 30, 2011, net income was $36.4 million or $.25 per share, on revenues of $938.0 million. Net income for the prior year’s second quarter was $12.2 million or $.08 per share, on revenues of $769.1 million.

For the six months ended June 30, 2011, net income was $63.1 million or $.43 per share, on revenues of $1.82 billion. For the six months ended June 30, 2010, net income was $20.7 million or $.13 per share, on revenues of $1.51 billion.

“This is the fifth consecutive quarter we have reported accelerating year-over-year growth rates for our consolidated revenues,” said Harold M. Messmer, Jr., chairman and CEO of Robert Half International. “Second-quarter revenues increased 22 percent from one year ago, and second-quarter income per share tripled from the year-ago period.

“We saw broad-based, improving demand for our professional staffing services and Protiviti both in North America and abroad. Our permanent placement and technology staffing divisions were particularly strong,” Messmer said. “The pricing environment also continued to improve during the quarter, which contributed to higher gross margins.”

Robert Half International management will conduct a conference call today at 5 p.m. EDT following the release. The dial-in number is 877-814-0475 (+1-706-643-9224 outside the United States). The password to access the call is “Robert Half.” A taped recording of this call will be available for replay beginning at approximately 8 p.m. EDT today and ending at 8 p.m. EDT on July 27. The dial-in number for the replay is 800-642-1687 (+1-706-645-9291 outside the United States). To access the replay, enter conference ID# 75122534. The conference call also will be archived in audio format on the company’s website at www.rhi.com.

Founded in 1948, Robert Half International Inc., the world’s first and largest specialized staffing firm, is a recognized leader in professional consulting and staffing services, and is the parent company of Protiviti®, a global consulting and internal audit firm composed of experts in risk, advisory and transaction services. The company’s specialized staffing divisions include Accountemps®, Robert Half® Finance & Accounting and Robert Half® Management Resources, for temporary, full-time and senior-level project professionals, respectively, in the fields of accounting and finance; OfficeTeam®, for highly skilled temporary administrative support personnel; Robert Half® Technology, for information technology professionals; Robert Half® Legal, for legal personnel; and The Creative Group®, for interactive, design, marketing, advertising and public relations professionals.

Robert Half International has staffing and consulting operations in more than 400 locations worldwide.

Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that may affect the company’s future operating results or financial positions. These statements may be identified by words such as “estimate”, “forecast”, “project”, “plan”, “intend”, “believe”, “expect”, “anticipate”, or variations or negatives thereof, or by similar or comparable words or phrases.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.

These risks and uncertainties include, but are not limited to, the following: the global financial and economic situation; changes in levels of unemployment and other economic conditions in the United States or foreign countries where the company does business, or in particular regions or industries; reduction in the supply of candidates for temporary employment or the company’s ability to attract candidates; the entry of new competitors into the marketplace or expansion by existing competitors; the ability of the company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions; the impact of competitive pressures, including any change in the demand for the company’s services, on the company’s ability to maintain its margins; the possibility of the company incurring liability for its activities, including the activities of its temporary employees, or for events impacting its temporary employees on clients’ premises; the possibility that adverse publicity could impact the company’s ability to attract and retain clients and candidates; the success of the company in attracting, training, and retaining qualified management personnel and other staff employees; the company’s ability to comply with governmental regulations affecting personnel services businesses in particular or employer/employee relationships in general; whether there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; the company’s reliance on short-term contracts for a significant percentage of its business; litigation relating to prior or current transactions or activities, including litigation that may be disclosed from time to time in the company’s SEC filings; the ability of the company to manage its international operations and comply with foreign laws and regulations; the impact of fluctuations in foreign currency exchange rates; the possibility that the additional costs the company will incur as a result of health care reform legislation may adversely affect the company’s profit margins or the demand for the company’s services; the possibility that the company’s computer and communications hardware and software systems could be damaged or their service interrupted; and the possibility that the company may fail to maintain adequate financial and management controls and as a result suffer errors in its financial reporting.

Additionally, with respect to Protiviti, other risks and uncertainties include the fact that future success will depend on its ability to retain employees and attract clients; there can be no assurance that there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; failure to produce projected revenues could adversely affect financial results; and there is the possibility of involvement in litigation relating to prior or current transactions or activities.

Because long-term contracts are not a significant part of the company’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The company undertakes no obligation to update information contained in this release.

A copy of this release is available at www.rhi.com.

ATTACHED:	Summary of Operations

Supplemental Financial Information

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

(in thousands, except per share amounts)

	Quarter		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net service revenues	$937,966	$769,090	$1,818,835	$1,506,263
Direct costs of services	565,678	479,232	1,108,458	948,277

Gross margin	372,288	289,858	710,377	557,986

Selling, general and administrative expenses	311,202	267,519	604,888	523,187
Amortization of intangible assets	40	46	79	315
Interest income	(238)	(94)	(450)	(168)

Income before income taxes	61,284	22,387	105,860	34,652
Provision for income taxes	24,859	10,206	42,730	13,996

Net income	$36,425	$12,181	$63,130	$20,656

Net income available to common stockholders—diluted	$35,890	$11,660	$62,194	$19,286

Diluted net income per share	$.25	$.08	$.43	$.13

Shares:
Basic	141,286	143,100	141,966	143,667
Diluted	142,585	144,331	143,357	144,999

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	Quarter		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
REVENUES:
Accountemps	$345,272	$294,523	$675,598	$583,625
OfficeTeam	188,681	150,420	365,012	291,854
Robert Half Technology	105,100	81,765	201,659	156,919
Robert Half Management Resources	113,316	93,089	224,782	186,085
Robert Half Finance & Accounting	80,663	56,133	148,267	104,772
Protiviti	104,934	93,160	203,517	183,008

Total	$937,966	$769,090	$1,818,835	$1,506,263

GROSS MARGIN:
Temporary and consultant staffing	$263,485	$211,430	$509,153	$412,499
Permanent placement staffing	80,583	56,110	148,172	104,704
Risk consulting and internal audit services	28,220	22,318	53,052	40,783

Total	$372,288	$289,858	$710,377	$557,986

OPERATING INCOME:
Temporary and consultant staffing	$46,241	$23,571	$84,311	$40,517
Permanent placement staffing	13,875	5,540	21,742	8,656
Risk consulting and internal audit services	970	(6,772)	(564)	(14,374)

Total	$61,086	$22,339	$105,489	$34,799

SELECTED CASH FLOW INFORMATION:
Amortization of intangible assets	$40	$46	$79	$315
Depreciation expense	$12,947	$13,987	$25,703	$28,910
Capital expenditures	$13,812	$6,136	$28,375	$14,412
Open market repurchases of common stock (shares)	2,000	2,486	2,958	2,486

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	June 30,
	2011	2010
	(Unaudited)
SELECTED BALANCE SHEET INFORMATION:
Cash and cash equivalents	$261,071	$290,044
Accounts receivable, less allowances	$495,381	$384,642
Total assets	$1,301,781	$1,214,270
Current liabilities	$453,228	$357,659
Notes payable and other indebtedness, less current portion	$1,600	$1,719
Total stockholders’ equity	$816,630	$828,821

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